This document contains 8 pages
Exhibit Index appears at page 5.
The Registrant requests that the Registration Statement become effective immediately upon filing pursuant to Securities Act Rule 462.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CPAC, INC.

(Exact name of registrant as specified in its charter)

New York	16-0961040
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2364 Leicester Road, Leicester, New York	14481
(Address of Principal Executive Offices)	(Zip Code)

CPAC, INC. 1996 NONEMPLOYEE DIRECTORS STOCK OPTION PLAN
(Full title of the plan)

ROBERT OPPENHEIMER, ESQ.
CHAMBERLAIN, D'AMANDA, OPPENHEIMER & GREENFIELD

1600 Crossroads Office Building
Rochester, New York 14614
(Name and address of agent for service)

585/232-3730
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock Par Value $.01 per share	39,000	(1)(2)(3)	(1)(2)(3)	$18.40(4)

(1)

The Shares registered pursuant to this Registration Statement consist of 9,000 additional shares reserved for issuance under the CPAC, Inc. 1996 Nonemployee Directors Stock Option Plan. Also includes 15,000 shares granted on April 16, 2003 to a new nonemployee Director and 15,000 shares granted on September 29, 2003 to another new nonemployee Director. 126,000 shares reserved for issuance under the Plan were registered under previous Registration Statements which became effective on October 3, 1996, November 5, 1997, November 24, 1998, September 24, 1999, September 29, 2000, September 7, 2001, and November 8, 2002 respectively.

(2)

The Shares registered pursuant to this Registration Statement will not be sold to members of the general public but solely to nonemployee directors of CPAC, Inc. in accordance with the terms of the CPAC, Inc. 1996 Nonemployee Directors Stock Option Plan pursuant to options granted automatically under the Plan.

(3)

Under the terms of the CPAC, Inc. 1996 Nonemployee Directors Stock Option Plan, on an ongoing basis, an option to purchase 3,000 shares is granted to each nonemployee director elected or reelected at the annual meeting of shareholders with the exercise price equal to the fair market value of the Company's common stock on the Friday succeeding such meeting (August 15, 2003 in the current year). Fair market value is the closing price for the Company's common stock on such dates as quoted in the NASDAQ National Market System.

(4)

Statutory Fee: Section 6(b) of the Securities Act of 1933 and Rule 457(h)(1), based upon exercise price of the options granted. The total offering price for 9,000 shares based upon the per share exercise price, as of the August 15, 2003 grant date, was $56,430. Based upon the statutory formula contained in Section 6(b) the Registration Fee is $4.57. The total offering price for 15,000 shares based upon the per share exercise price, as of the April 16, 2003 grant date, was $79,500. Based upon the statutory formula contained in Section 6(b) the Registration Fee is $6.43. The total offering price for 15,000 shares based upon the per share exercise price, as of the September 29, 2003 grant date, was $91,500. Based upon the statutory formula contained in Section 6(b) the Registration Fee is $7.40. The total fee for the above three grants is $18.40.

(5)	Also registered hereunder pursuant to Rule 416(a) are an indeterminate number of shares of common stock, which may be issued pursuant to the anti-dilution provisions of the Plan.

INCORPORATION BY REFERENCE
OF
EARLIER REGISTRATION STATEMENTS

CPAC, Inc. registered 39,000 shares of its $.01 par value common stock reserved for issuance pursuant to its 1996 Nonemployee Directors Stock Option Plan on Form S-8, Registration Statement, filed with the Securities and Exchange Commission on October 3, 1996, (File No. 333-13361), an additional 9,000 shares on Form S-8, Registration Statement filed with the Commission on November 5, 1997 (File No. 333-39529), an additional 12,000 shares on Form S-8, Registration Statement filed with the Commission on November 24, 1998 (File No. 333-67819), an additional 24,000 shares on Form S-8 Registration Statement filed with the Commission on September 24, 1999 (File No. 333-87697), an additional 24,000 shares on Form S-8 Registration Statement filed with the Commission on September 29, 2000 (File No. 333-46908), an additional 9,000 shares on Form S-8 Registration Statement filed with the Commission on September 7, 2001 (File No. 333-69068), and an additional 9,000 shares on Form S-8 Registration Statement filed with the Commission on November 8, 2002 (File No. 333-101102). The Company hereby registers an additional 39,000 shares of its $.01 par value common stock underlying options granted under the Plan by filing this Registration Statement and hereby states that the contents of the Registration Statements filed on October 3, 1996, on November 5, 1997, on November 24, 1998, on September 24, 1999, on September 29, 2000, on September 7, 2001, and on November 8, 2002 are hereby incorporated herein by reference thereto.

EXHIBITS

Exhibit Number	Description
4	Instruments defining the rights of security holders Incorporated By Reference to Form 10-K, as updated by Quarterly and Current Reports and Exhibits filed therewith
5	Opinion of Counsel
5.2 Opinion of Counsel re: legality
15	Letter re: Unaudited interim financial information
23	Consents of Independent Accountants and Counsel
23.3 Consent of Independent Accountants
23.4 Consent of Counsel
24	Power of Attorney
25	Statement of Eligibility of Trustee
27	Financial Data Schedule
99	Additional Exhibits
99.1 CPAC, Inc. 1996 NonEmployee Directors Stock Option Plan incorporated by reference to Form S-8, Registration Statement (October 3, 1996)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leicester, State of New York, on: November 17, 2003.

CPAC, INC.

BY: /s/ Thomas N. Hendrickson THOMAS N. HENDRICKSON, President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: November 17, 2003	/s/ Thomas N. Hendrickson THOMAS N. HENDRICKSON President, Chief Executive Officer, Treasurer and Director
Date: November 17, 2003	/s/ Thomas J. Weldgen THOMAS J. WELDGEN Vice President, Finance, Chief Financial Officer, and Director
Date: November 17, 2003	/s/ Robert Oppenheimer ROBERT OPPENHEIMER Secretary and Director
Date: November 17, 2003	/s/ Jerold L. Zimmerman JEROLD L. ZIMMERMAN, Director
Date: November 17, 2003	/s/ Stephen J. Carl STEPHEN J. CARL, Director
Date: November 17, 2003	/s/ José J. Coronas JOSÉ J. CORONAS, Director
Date: November 17, 2003	/s/ Wendy F. Clay WENDY F. CLAY Vice President, Administration
Date: November 17, 2003	/s/ James W. Pembroke JAMES W. PEMBROKE Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description	Page
4	Instruments defining the rights of security holders Incorporated By Reference to Form 10-K, as updated by Quarterly and Current Reports and Exhibits filed therewith	N/A
5	Opinion of Counsel
	5.2 Opinion of Counsel re: legality	6
15	Letter re: Unaudited interim financial information	N/A
23	Consents of Independent Accountants and Counsel
	23.3 Consent of Independent Accountants	8
	23.4 Consent of Counsel	6
24	Power of Attorney	N/A
25	Statement of Eligibility of Trustee	N/A
27	Financial Data Schedule	N/A
99	Additional Exhibits
	99.1 CPAC, Inc. 1996 NonEmployee Directors Stock Option Plan incorporated by reference to Form S-8, Registration Statement (October 3, 1996)	N/A